Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.773.1450	rchiger@RxIR.com
k.rakin@genaissance.com

For Immediate Release

Genaissance Pharmaceuticals Reports First Quarter Results

- Quarter Highlighted by Four Deals and the Acquisition of DNA Sciences -

New Haven, CT, May 13, 2003 — Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) today reported its financial results for the first quarter ended March 31, 2003.

For the three months ended March 31, 2003, revenues grew 16% to $2.1 million, compared to $1.9 million for the first quarter of 2002.  Operating expenses for the quarter decreased significantly, 37%, to $6.8 million, of which $4.7 million was attributable to research and development.  These results compare to operating expenses of $10.7 million, of which $8.3 million was attributable to research and development, for the first quarter of 2002.  The decrease in overall operating expenses was primarily due to the 43% reduction in research and development expenses.  Genaissance reported a net loss of  $4.7 million, or $0.21 per share, for the first quarter of 2003, compared to a net loss of $9.1 million, or $0.40 per share, for the first quarter of 2002.

As of March 31, 2003, the Company had cash, cash equivalents and marketable securities totaling $30 million, consistent with Genaissance’s previously announced cash projections.

Highlights of the quarter include:

•                  Genaissance signed agreements with Millennium Pharmaceuticals, Inc., the Diagnostics Division of Bayer HealthCare LLC and BD (Becton, Dickinson and Company).  Millennium, like Genaissance, has a vision of personalized medicine and will include Genaissance’s HAPTM Technology in its drug development programs.  Genaissance’s agreement with Bayer HealthCare commercializes the associations generated from the Company’s STRENGTH trials with the goal of developing diagnostic tests that determine adverse drug response and efficacy response.  The BD agreement provides Genaissance with access to a diagnostic platform that can be used to validate associations and commercialize diagnostic tests.  Genaissance continues to align itself with leaders in the healthcare industry and has expanded the commercialization of its HAP™ Technology into diagnostic tests.

•                  Genaissance entered into an agreement with Wayne State University (WSU) to support WSU’s research contract with the National Institute of Child Health and Human Development’s Perinatology Research branch, which is located at WSU’s School of Medicine.  This agreement is Genaissance’s first in the public sector.  WSU gained access to specific HAP™ Markers and obtained a limited license to use the Company’s DecoGen® Informatics System.  Genaissance is developing assays for the selected HAP™ Markers and providing high-throughput genotyping on clinical samples provided by WSU.  Genaissance will receive a license fee and other payments from WSU.  This agreement not only represents a new market for Genaissance but it also takes advantage of the Company’s genotyping expertise and infrastructure.

•                  The U.S. Patent and Trademark Office issued two key notices to Genaissance.  The first was a notice of allowance for the Company’s patent application on clinical associations that predict an individual’s bronchodilating response to the drug albuterol, which is used in the treatment of asthma.  Genaissance was also granted a U.S. patent for haplotypes for the gene encoding angiotensin receptor 1, which is a target for drugs used to treat hypertension.  These two notices further solidify Genaissance’s prominence in the area of pharmacogenomics and enhance the Company’s commercialization efforts.

As announced yesterday, Genaissance has received court approval and expects to close shortly on acquiring substantially all of the assets of DNA Sciences, Inc. for $1.35 million.  In addition, Genaissance expects to enter into a modification of a license agreement, relating to the purchased assets, that will result in a net cost of the purchase, including all legal and advisory costs, of approximately $1 million.

“We believe that our ability to continue to grow our revenue base and enter new markets, while decreasing our burn rate, is a testament to the value of our technology and our commitment to executing our business plan,” said Mr. Rakin, President and Chief Executive Officer.  “During the next several months, we will be integrating DNA Sciences into the Company.  We believe that this acquisition will enhance our core capabilities and enable us to broaden our appeal to potential pharmaceutical and biotechnology partners.  We are now giving guidance that our pro forma revenues for calendar 2003 will be between $12.5 and $14.5 million.  Through June 2004, we expect that the acquisition of DNA Sciences will dilute our earnings each quarter by an additional $0.01 per share, with the acquisition becoming accretive in the third quarter of 2004.”

Genaissance will host a conference call and web cast to discuss events disclosed in this press release.  The previously announced call is scheduled for today at 11:00 a.m., Eastern Time.  To participate in this call, dial 719-457-2620, confirmation code 117471, shortly before 11:00 a.m.  A replay of the call will be available from 2:00 p.m., Eastern Time through midnight Monday, May 19, 2003.  The replay number is 719-457-0820, confirmation code 117471.  The web cast can be accessed at www.genaissance.com.

Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of personalized medicines.  The Company markets its technology, clinical development skills and pharmacogenetic services to the pharmaceutical industry as a complete solution for improving the development, marketing and prescribing of drugs.

Genaissance has agreements with major pharmaceutical, diagnostic and biotechnology companies.  Genaissance is headquartered in Science Park in New Haven, Connecticut.  Visit the company’s website at www.genaissance.com

This press release contains forward-looking statements, including statements about the expected growth and development of Genaissance’s business, expected financial performance, the entering into a modification of a license agreement with a third party with respect to the acquisition of DNA Sciences, the ability of Genaissance to apply its technologies to the development, marketing and prescribing of drugs and to detect associations between clinical outcomes and genetic variation.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the extent to which genetic markers (haplotypes) are predictive of drug efficacy and safety, the adoption of our technologies by the pharmaceutical industry, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights and those risks identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003, as amended.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release.  Genaissance disclaims any obligation to update any forward-looking statement.

 (Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	March 31,
	2003	2002

License and service revenue	$2,139	$1,851
Operating Expenses:
Research and development	4,739	8,282
General and administrative	2,059	2,457

Total operating expenses	6,798	10,739

Loss from operations	(4,659)	(8,888)

Interest income	134	354
Interest expense	(201)	(526)

Net loss attributable to common stockholders	$(4,726)	$(9,060)

Net loss per common share, basic and diluted	$(0.21)	$(0.40)

Weighted average shares used in computing
Net loss per common share	22,865	22,786

Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	Dec. 31,
	2003	2002

Cash, cash equivalents and marketable securities	$30,014	$34,150
Working capital	13,206	16,361
Total assets	44,884	50,722
Capital Leases and current portion long term debt	9,967	11,584
Long Term debt	4,432	4,501
Stockholders’ equity	21,466	25,855

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